Exhibit 99.1

Net Asset Value

We calculate net asset value per share in accordance with valuation policies and procedures that have been approved by our board of directors. Our monthly net asset value (“Net Asset Value”) is used to calculate the prices at which we sell our shares, except our V Shares. The tables that follow include the Net Asset Value of outstanding shares as of April 30, 2025. The following table provides a breakdown of the major components of our Net Asset Value as of April 30, 2025 ($ in thousands, except shares):

Components of Net Asset Value
Investments at Fair Value (cost of $888,550)	$934,310
Cash and cash equivalents	276,622
Other assets	15,461
Other liabilities	(24,489)
Accrued performance fee	(1,177)
Management fee payable	(138)
Net Asset Value	$1,200,589
Number of outstanding shares	44,384,759

The following table provides a breakdown of our total Net Asset Value and our Net Asset Value per share by type as of April 30, 2025 ($ in thousands, except shares and per share data):

Type	Monthly Net Asset Value	Number of Outstanding Shares	Net Asset Value per share as of April 30, 2025
Series I
A-II Shares	$280,015	10,397,674	$26.93
F-I Shares	$37,019	1,387,100	$26.69
V Shares	$1	40	$25.00
E shares	$224	8,262	$27.13
I Shares	$14,941	556,908	$26.83
S Shares	$3	110	$26.82
Series II
A-II Shares	$833,380	30,733,301	$27.12
F-I Shares	$30,186	1,123,465	$26.87
V Shares	$1	40	$25.00
E shares	$967	35,405	$27.32
I Shares	$3,849	142,343	$27.05
S Shares	$3	110	$27.02
Total	1,200,589	44,384,759